Exhibit 10.8(g)

HOSPIRA 2004 LONG-TERM STOCK INCENTIVE PLAN

NQSO TERMS

NON-EMPLOYEE DIRECTOR AWARD

The Participant has been granted an Option by Hospira, Inc. (the “Company”) under the terms of the Hospira 2004 Long-Term Stock Incentive Plan (the “Plan”).  The Option shall be subject to the following terms and conditions (the “Option Terms”):

1.                                       Terms of Award.  The following  words and phrases relating to the grant of the Option shall have the following meanings:

(a)                                  The “Participant” is                               .

(b)                                 The “Grant Date” is                                            .

(c)                                  The number of “Covered Shares” shall be                          shares of Stock.

(d)                                 The “Exercise Price” is $                per share.

Except where the context clearly implies to the contrary, any capitalized term in this award shall have the meaning ascribed to that term under the Plan.

2.                                       Non-Qualified Stock Option.  The Option is not intended to constitute an “incentive stock option” as that term is used in Code section 422.

3.                                       Date of Exercise.  Subject to the limitations of the Option Terms, as of the Grant Date one-third of the Covered Shares (rounded up) may be purchased; as of the one-year anniversary of the Grant Date two-thirds of the Covered Shares (rounded up) may be purchased; as of the two-year anniversary of the Grant Date the Option may be exercised in full, provided the Expiration Date has not occurred prior to such dates.

(a)                                  Notwithstanding the foregoing provisions of this paragraph 3, the Option shall become fully exercisable upon a Change in Control that occurs on or before the Date of Termination.

(b)                                 The Option may be exercised (prior to or following the Date of Termination) only as to that portion of the Covered Shares for which may be purchased under the foregoing schedule, as of the date of exercise.

(c)                                  The Covered Shares shall continue to become exercisable pursuant to this Section 3 until the Expiration Date, as defined in Section 4.

4.                                       Expiration.  The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date.  The “Expiration Date” shall be the earliest to occur of:

(a)                                  the ten-year anniversary of the Grant Date;

(b)                                 if the termination of service occurs for reasons other than death, Retirement (as defined in Section 7) or for Cause (as defined in section 7), the three-month anniversary of the Date of Termination (as defined in Section 7); provided, however, that if the Participant dies during such three month period following the Date of Termination, then the three-month anniversary of the date of death;

(c)                                  in the event of the Director’s voluntary Retirement, which occurs prior to the 90-day anniversary of the Grant Date, the date of such Retirement; or

(d)                                 the date on which the Participant engages in conduct which constitutes Cause.

5.                                       Method of Option Exercise.  Subject to the Option Terms and the Plan, the Option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date.  Such notice shall specify the number of shares of Stock which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Participant’s election. Payment may be by cash or by check payable to the Company, or except as otherwise provided by the Committee before the Option is exercised: (i) all or a portion of the Exercise Price may be paid by the Participant by delivery of shares of Stock (by actual delivery or by attestation) owned by the Participant and acceptable to the Committee having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; and (ii) the Participant may pay the Exercise Price by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.  Except as otherwise provided by the Committee, payments made with shares of Stock in accordance with clause (i) above shall be limited to shares held by the Participant for not less than six months prior to the payment date.  The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or Federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded, and shall not be exercisable during any blackout period established by the Company from time to time.

6.                                       Transferability.  Except as otherwise provided by the committee, the Option is not transferable by the Participant other than by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant.  It may not be assigned, transferred (except as aforesaid), pledged or hypothecated by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.  Any attempt at assignment, transfer, pledge or hypothecation, or other disposition of this Option contrary to the provisions hereof, and the levy of any attachment or similar process upon this option, shall be null and void and without effect.

7.                                       Definitions.  For purposes of the Option Terms, words and phrases shall be defined as follows:

(a)                                  Cause.  The term “Cause” shall mean, in the sole opinion and discretion of the Committee, the Participant has (i) engaged in a material breach of the Company’s code of business conduct, (ii) committed an act of fraud, embezzlement or theft in connection with the Participant’s duties or in the course of service as a Board member, or (iii) wrongfully disclosed secret processes or confidential information of the Company or its subsidiaries.

(b)                                 Date of Termination.  The term “Date of Termination” means the day following the last date on which the Participant serves as a Director for the Company.

(c)                                  Retirement.  “Retirement” of the Participant means, the voluntary termination by the Director following attainment of age 65.

8.                                       Heirs and Successors.  The Option Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights exercisable by the Participant or benefits deliverable to the Participant under the Option Terms have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of the Option Terms and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under the Option Terms or before the complete distribution of benefits to the Designated Beneficiary under the Option Terms, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

9.                                       Administration.  The authority to manage and control the operation and administration of the Option Terms shall be vested in the Committee, and the Committee shall have all powers with respect to the Option Terms as it has with respect to the Plan. Any interpretation of the Option Terms by the Committee and any decision made by it with respect to the Option Terms is final and binding on all persons.

10.                                 Plan Governs. Notwithstanding anything in the Option Terms to the contrary, the Option Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and the Option Terms is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

11.                                 Notices.  Any written notices provided for in the Option Terms or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

12.                                 Fractional Shares. In lieu of issuing a fraction of a share upon any exercise of the Option, resulting from an adjustment of the Option pursuant to paragraph 4.2(f) of the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.

13.                                 No Rights As Shareholder.  The Participant shall not have any rights of a shareholder with respect to the shares subject to the Option, until a stock certificate has been duly issued following exercise of the Option as provided herein.

14.                                 Amendment.  The Option Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

IN WITNESS WHEREOF, the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Hospira, Inc.

By:
Its: